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                                                                Exhibit 99(A)(9)

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 This announcement is not an offer to purchase or a solicitation of an offer to sell Shares and/or ADSs. The U.S. Offer is made solely by the U.S. Offer to
   Purchase dated May 31, 2001 and the related Form of Acceptance and ADS
    Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares and/or ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.
        In those jurisdictions where it is required that the U.S. Offer be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of the Purchaser (as defined below)
           by Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS
            Warburg LLC (collectively, the "Dealer Managers") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                   Notice of U.S. Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                         and American Depositary Shares

                                      of

                            Laboratorio Chile S.A.

                                      at

                    $1.25 Net per Share of Common Stock and
                    $25.00 Net per American Depositary Share

    (each American Depositary Share representing 20 Shares of Common Stock)

                                      by

                              IVAX Holdings C.I.

                         a wholly-owned subsidiary of

                               IVAX Corporation

     IVAX Corporation, a Florida corporation ("IVAX"), through simultaneous offers in the United States and Chile, is seeking to acquire for cash all of the outstanding shares of common stock, no par value (the "Shares"), of Laboratorio Chile S.A. (the "Company"), including Shares represented by American Depositary Shares (the "ADSs"). In the United States, IVAX Holdings C.I., a Cayman Islands company (the "Purchaser"), which is a wholly-owned subsidiary of IVAX, is seeking to acquire all outstanding Shares held by U.S. holders (as defined in Rule 14d-1(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and all outstanding ADSs at a price of $1.25 per Share and $25.00 per ADS, net to the seller in cash and without interest thereon, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated May 31, 2001 (the "U.S. Offer to Purchase") and in the related Form of Acceptance and ADS Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "U.S. Offer"). Each sale of ADSs pursuant to the U.S. Offer will be settled in United States dollars. Each sale of Shares pursuant to the U.S. Offer will be settled in Chilean pesos, calculated at the "dolar observado" or "Observed Exchange Rate" for the Expiration Date. The "dolar observado" or "Observed Exchange Rate" for any date is the average exchange rate at which commercial banks conduct authorized transactions for such date in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile on the subsequent business day.
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    THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK
    CITY TIME, ON FRIDAY, JUNE 29, 2001, UNLESS THE U.S. OFFER IS EXTENDED.
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     The U.S. Offer is being made in conjunction with an offer in Chile (the
"Chilean Offer" and together with the U.S. Offer, the "Offers") by Inversiones Glaciar I Limitada, a subsidiary of the Purchaser, which is seeking to acquire all Shares, including Shares held by U.S. holders. Non-U.S. holders of Shares must tender their Shares in the Chilean Offer. U.S. holders of Shares may tender their Shares into either the U.S. Offer or the Chilean Offer, but not into both Offers. The Chilean Offer will be effected through a cash tender offer in Chile for all outstanding Shares, including Shares held by U.S. holders. In the event that the price per Share to be paid in the Chilean Offer is increased, the Purchaser will make a corresponding increase to the price paid per Share and ADS in the U.S. Offer.
     IVAX entered into an agreement, dated as of May 18, 2001 (the "Agreement to Tender"), with Comercial e Inversiones Portfolio Limitada and Inversiones Portfolio S.A. (collectively, the "Principal Shareholders"), which collectively hold approximately 28% of the Shares. Pursuant to the Agreement to Tender the Principal Shareholders have agreed to vote all of their Shares in favor of the Bylaw Amendments and to tender all of their Shares into the Chilean Offer and their ADSs into the U.S. Offer, subject to certain conditions.
     The Offers are subject to a number of conditions, including:
     (i) The bylaw amendments described in the U.S. Offer to Purchase (the "Bylaw Amendments") are approved by the affirmative vote of at least 75% of holders of the outstanding Shares (including Shares represented by ADSs) at an extraordinary meeting of the shareholders called for such purpose (the "Shareholders Meeting") and are legalized and effective under Chilean law. The Bylaw Amendments will, among other things, eliminate the restriction currently contained in the Company's Bylaws that limits to 49.9% the percentage of the Shares that may be owned and voted by one shareholder, directly or through related persons, and eliminate the obligation of the Company to comply with the provisions of Chilean Decree Law 3,500;
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     (ii) At least 67% of the Shares (including Shares represented by ADSs)
shall have been tendered into the Offers at the time votes are cast at the Shareholders Meeting to approve the Bylaw Amendments;
     (iii) There shall not have been a breach of Section 2.7 of the Agreement to Tender and, as a result of the information provided pursuant to Section 2.7, IVAX shall not have become aware of any facts or circumstances that indicate (a) that the Company's filings with the Securities and Exchange Commission (the "Commission") contained, at the time of their respective filing, untrue statements of material facts or omitted to state material facts necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading and such untrue statements or omissions would reasonably be expected to cause a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operation of the Company and its subsidiaries, taken as a whole, (b) that any event or development shall have occurred which would reasonably be expected to cause a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operation of the Company and its subsidiaries, taken as a whole from that reflected in the Company's Commission filings or (c) that the Company shall have changed its business or accounting practices from those in place on December 31, 1999 such that the Company's publicly reported financial statements as of and for the twelve month period ended December 31, 2000 or as of and for the three month period ended March 31, 2001 were materially misleading; and
     (iv) the other material conditions, including conditions relating to the operation of the Company's business, more fully described in Section 15 of the U.S. Offer to Purchase.
     The purpose of the Offers is to enable IVAX to acquire control of, and all of the equity interest in, the Company. IVAX intends, as soon as practicable after consummation of the Offers, to seek majority representation on the Company's Board of Directors. IVAX will seek to elect a majority of its designees to the Company's Board of Directors such that IVAX will control the Company's Board of Directors. In addition, IVAX intends, as soon as practicable after consummation of the Offers, to call a meeting of the shareholders or take such other appropriate corporate action in order to amend, to the extent permitted by applicable law, the Company's dividend policy so as to reduce the percentage of net income that the Company is obligated to pay as a cash dividend each year.
     If any condition to the U.S. Offer is not satisfied, the Purchaser may (i) terminate the U.S. Offer and return all tendered Shares and ADSs to tendering shareholders and ADS holders, (ii) extend the U.S. Offer and, subject to withdrawal rights as set forth in Section 5 of the U.S. Offer to Purchase, retain all such Shares and ADSs until the expiration of the U.S. Offer as so extended, (iii) waive such conditions and, subject to any requirement to extend the period of time during which the U.S. Offer is open, purchase all Shares and ADSs validly tendered by the Expiration Date and not withdrawn, or (iv) delay acceptance for payment or payment of Shares and ADSs, subject to applicable law, until satisfaction or waiver of the conditions to the U.S. Offer.
     Tendering holders of Shares and tendering holders of ADSs who have Shares and ADSs registered in their own name and who tender their Shares and/or ADSs to the Purchaser will not have to pay brokerage fees or similar expenses. Tendering holders of Shares and tendering holders of ADSs who own Shares and/or ADSs through a broker or other nominee, and such broker or nominee tenders their Shares and/or ADSs on their behalf, may have to pay a fee. Such tendering holders of Shares and ADSs should consult with their broker or nominee to determine whether any charges will apply.
     For purposes of the U.S. Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares and ADSs when and if the Purchaser gives oral or written notice to the Receiving Agent (as defined in the U.S. Offer to Purchase) of the Purchaser's acceptance of the tenders of such Shares and ADSs. Payment for Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the Receiving Agent which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering shareholders. In all cases, payment for Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of Titulo(s) and a certificate from the Deposito Central de Valores for such Shares and by the Receiving Agent of ADRs for such ADSs (or of a confirmation of a book-entry transfer of such Shares and ADSs, into the Receiving Agent's account at the Book-Entry Transfer Facility (as defined in Section 4 of the U.S. Offer to Purchase)), a properly completed and duly executed Form of Acceptance (in the case of Shares) or ADS Letter of Transmittal (in the case of ADSs) (or facsimiles thereof) and all other required documents. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and ADSs and other required documents occur at different times. Please see the U.S. Offer to Purchase for full details on the procedure for tendering Shares and ADSs.
     Under no circumstances will interest be paid on the purchase price for the tendered Shares and/or ADSs, regardless of any delay in making such payment or extension of the Expiration Date.
     The term "Expiration Date" means 12:00 noon, New York City time, on June 29, 2001, unless the Purchaser has extended the period of time for which the U.S. Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the U.S. Offer, as so extended by the Purchaser, will expire.
     The Purchaser reserves the right, at any time or from time to time and regardless of whether or not any of the conditions specified in Section 15 of the U.S. Offer to Purchase have been satisfied, to extend for any reason the period of time during which the U.S. Offer is open, and to amend the U.S. Offer in any respect, by giving oral or written notice of such extension or amendment to the Receiving Agent and followed as promptly as practicable by public announcement thereof.
     The Purchaser may also elect to provide a "subsequent offering period" for the U.S. Offer. A subsequent offering period, if one is included, will be an additional period of time beginning after the Purchaser has purchased Shares
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tendered during the U.S. Offer, during which shareholders may tender, but not withdraw, their Shares and ADSs and receive the offer consideration. The Purchaser does not currently intend to include a subsequent offering period, although it reserves the right to do so.
     Tenders of Shares and ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 29, 2001 unless theretofore accepted for payment as provided in the U.S. Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Receiving Agent at the address set forth on the back cover of the U.S. Offer to Purchase and must specify the name of the person who tendered the Shares and/or ADSs to be withdrawn and the number of Shares and/or ADSs to be withdrawn and the name of the registered holder of Shares and/or ADSs, if different from that of the person who tendered such Shares and/or ADSs. If the Shares and/or ADSs to be withdrawn have been delivered to the Receiving Agent, a signed notice of withdrawal with (except in the case of Shares and ADSs tendered by an Eligible Institution (as defined in the U.S. Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares and/or ADSs. In addition, such notice must specify, in the case of Shares and ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular Titulos and/or ADRs evidencing the Shares and/or ADSs to be withdrawn or, in the case of Shares and/or ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and/or ADSs. None of the Purchaser, IVAX, the Dealer Managers, the Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the U.S. Offer to Purchase and is incorporated herein by reference.
     A request has been made to the Company for the use of its stockholder registry and security position listings for the purpose of disseminating the U.S. Offer to holders of Shares and ADSs. The U.S. Offer to Purchase, Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery will be mailed to record holders of ADSs and U.S. holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or if applicable, who are listed as participants in a clearing agency's security position, listing for subsequent transmittal to beneficial owners of ADSs and beneficial owners of Shares who are U.S. holders.
     As of the date hereof, the Company's Board of Directors has not reviewed the U.S. Offer and has not taken a position with respect to the U.S. Offer.
     The U.S. Offer to Purchase and the related Form of Acceptance and ADS Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the U.S. Offer.
     Questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the Form of Acceptance, the ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth below. Additional copies of the U.S. Offer to Purchase, the Form of Acceptance, the ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery will be furnished at Purchaser's expense. A holder of Shares and/or ADSs also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

                 The Information Agent for the U.S. Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
               Bankers and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 758-5880

                  The Dealer Managers for the U.S. Offer are:

       Merrill Lynch & Co.                           UBS Warburg LLC
  Four World Financial Center                        299 Park Avenue
      New York, NY 10080                            New York, NY 10171
  Call Collect: (212) 236-3790                 Call Collect: (212) 821-3983

May 31, 2001

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